Exhibit 10.4

Dated      2018

(1) ON TARGET THERAPEUTICS LLC

-and -

(2) OKYO PHARMA LIMITED

AMENDMENT TO COLLABORATION AGREEMENT

Cooley

Cooley (UK) LLP, DASHWOOD, 98 OLD BROAD STREET, LONDON EX2M 1QS, UK

T: +44 (0) 20 7583 4055 F: +44 (0) 20 7785 9355 WWW.COOLEY.COM

THIS AGREEMENT Is made 22 October 2018

BE1WEEN:

(1)	ON TARGET THERAPEUTICS LLC, a limited liability company organized under the laws of Delaware whose place of business is at 15 Wynnewood Road, Wellesley, MA 02481 (‘On Target”); and

(2)	OKYO PHARMA LIMITED, a limited company incorporated and registered In Guernsey whose registered office Is at Martello Court, Admiral Park, St. Peter Port, Guernsey GY1 3HB (‘OKYO’).

INTRODUCTION:

(A)	OKYO and On Target entered into a collaboration agreement dated 4 June 2018 (the ‘Collaboration Agreement’) which set out the terms (including financial terms) on which On Target shall ) provide assistance and research services to OKYO to develop the subject matter of the License and Sub-License and to carry out ancillary research and (II) execute and/or supervise the Research Plan.

(B)	OKYO and On Target wish to amend certain terms of the Research Plan contained In the Collaboration Agreement by way of this amendment agreement (the. ‘Amendment Agreement’).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

In this Amendment Agreement unless the context requires otherwise, capitalised terms used but not defined herein shall have the same meanings given to them In the Collaboration Agreement.

2.	AMENDMENT

2.1.	Pursuant to Clause 9.5 of the Collaboration Agreement, OKYO and On Target hereby agree that the Collaboration Agreement be amended as follows:

The paragraph entitled ‘Payment Schedule’ contained in Schedule 1 to the Collaboration Agreement be deleted and replaced in its entirety by the following:

Payment

The budget of US$400,000 is an all in package to cover research time; consumables; laboratory hire; animal models and any third party costs.

2

Phase 1 Payment Schedule

An Initial payment of $200,000 will be made by OKYO to On Target upon presentation of On Target’s Invoice therefor, which Invoice may be presented by On Target at any time after the Effective Date and shall be payable on receipt.

Phase 2 Payment Schedule

In respect of the balance of $200,000:

Q)	upon presentation of On Target’s Invoice for Phase 2, which Invoice may be presented by On Target at any time after On Target’s receipt of OKYO’s Phase 2 Election Notice setting forth OKYO’s election to enter Into Phase 2, OKYO shall transfer to On Target a sum of US$90,000 (the Initial Phase 2 Payment’). The Initial Phase 2 Payment shall be used to cover on Target’s Internal costs for the pharmacology assays required to complete Phase 2 and to provide sufficient quantities of the two lead peptides required for mice efficacy and rabbit safety studies; and

(II)	US$100,000 shall be retained by OKYO and used at the sole discretion of OKYO to cover the cost of any work required In connection with Phase 2 that Is outsourced to a third party by On Target.

Share Consideration

In addition to the lnltlal Phase 2 Paymen OKYO shall allot ordinary shares of no par value In the capital of OKYO (the ‘Consideration Shares’) WOl1h In aggregate an amount totaling US$10,000 at a price of 1.5 pence per Consideration Share (calculate on the basis of a Pound Sterling (‘GBP’): US$ exchange rate of GBP1 : US$1.30) to Dr. Alan Kopln and Dr. Benjamin Harwood In the following proportions;

No. of ordinary shares

Dr. Alan Kopin	384,666

Dr. Benjamin Harwood	128,200

OKYO will, within 14 days from the date that the Consideration Shares are allotted, make an application to the Financial Conduct Authority (the ‘FCA’) for the Consideration Shares to be admitted to listing on the standard segment of the Official List maintained by the FCA under Chapter 14 of the listing rules made by the FCA and to trading on the main market for listed securities of London Stock Exchange plc.

3.	MISCELLANEOUS

3.1.	Counterparts. This Amendment Agreement may be executed In any number of counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by courier or by electronic mall with attached PDF file, each of which shall be binding when received by the applicable Party.

3

3.2.	No Third Party Rights or Obligations. Except as otherwise expressly provided herein, no pro vision of this Amendment Agreement shall be deemed or construed In any way to result In the creation of any rights or obligations In any person not a Party to this Amendment Agreement.

3.3.	Illegality. If any provision of this Amendment Agreement Is held to be Illegal, void, Invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Amendment Agreement In that Jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Amendment Agreement In any other Jurisdiction shall not be affected.

3,4,		.

	3.4.1	No failure on the part of any Party to exercise, and no delay on Its part in ex8f’Cislng, any right or remedy under this Amendment Agreement’ shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided In this Amendment Agreement are cumulative and not exclusive of any rights or remedies provided by Law; and

	3.4.2	No provision of this Amendment Agreement shall be waived by any act, omission or knowledge of a Party or Its officers, agents or employees except by an Instrument In writing expressly waiving such provision and signed by a duly authorised officer of the waiving Party. The waiver by any of the Parties of any breach of any provision hereof by the other Parties shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision Itself.

3.5.	Governing Law. This Amendment Agreement and any contractual or non-Contractual obligations arising from or connected With this Amendment Agreement and the rights of the Parties, shall be governed by the laws of the State of New York (without regard to principles of conflict of laws that would have the effect of applying the laws of a different Jurisdiction,

[Signature page to follow]

4

EXECUTED FOR AND ON BEHALF OF) ON TARGET THERAPEUTICS LLC )

,\ l,. y . .
.........J.......,..... ...,.....,...,......
Name:	Alan Kopin
Position:	Chief Scientific Officer

EXECUTED FOR AND ON BEHALF OF) OKYO PHARMA LIMITED )

....... ...:.S’..J.fil.P.J:-..:...............

Name:
Position:	Executive Chairman

5